EXHIBIT 5

                                 M E M O R A N D U M



          To:       Board of Directors of Ballard Medical Products

          From:     Paul W. Hess, General Counsel

          Date:     December 20, 1996

          Re:       Registration Statement on Form S-3


               I have examined the Registration Statement on Form S-3 to be filed by Ballard Medical Products (the "Company") with the Securities and Exchange Commission on or about December 23, 1996 (the "Registration Statement"), in connection with the shelf registration under the Securities Act of 1933, as amended, of 238,277 shares of the Company's common stock, $.10 par value (the "Shares"), for and in behalf of the following shareholders:

                    Charles P. Thompson Trust u/a/d November 11, 1994

                    Vernon E. Sweigert

                    The Starling E. Taylor Revocable Living Trust u/a/d February 23, 1994

                    Maurice J. Sullivan

                    Thomas W. Schervish

               It is my opinion that the Shares being registered, when sold by the above-named shareholders, will be legally and validly issued, fully paid and nonassessable.

               I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.